Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
May 1, 2013

Thank you, Steve and good morning everyone.

Yesterday, we reported strong first quarter results with growth in total earnings per share of 50% over last year, resulting in the most profitable first quarter in Trinity's history. The results were driven by the strong performance of our Rail Group, primarily as a result of better than expected efficiencies during the quarter, and a solid improvement in Energy Equipment Group profitability.

During the first quarter, we closed the previously announced transaction with TXI, exchanging our remaining ready-mix concrete business for certain lightweight aggregates assets. The Company booked net income from discontinued operations of $6.6 million during the first quarter, or $0.08 per share as a result of the transaction, including a $7.0 million after-tax gain on the sale. This gain was not included in our prior earnings guidance.

At quarter-end, our unrestricted cash and marketable securities totaled $420 million. When this is combined with the unused capacity under our committed credit facilities, we had approximately $1.1 billion of available liquidity at the end of the quarter. Capital allocations during the quarter included approximately $161 million in net leasing and manufacturing capital expenditures, $9 million in cash used for acquisitions, and $84 million in debt payments, including $49 million related to the early retirement of a 6 7/8% secured Leasing term loan.

I will now discuss our updated outlook for 2013, including our annual guidance for each business segment.

For the second quarter of 2013, we expect total earnings per share for the Company to be between 88 cents and 95 cents. For the full year, we now expect total earnings per share of between $3.80 and $4.05, including the effects of discontinued operations. We do not anticipate any additional impact from discontinued operations during the remainder of the year.

For the Rail Group, we now expect 2013 revenues of between $2.5 billion and $2.7 billion. We continue to expect the Rail Group to deliver between 20,500 and 22,000 railcars in 2013, at a relatively consistent pace throughout the year. During the second quarter, we will conduct several line changeovers in our railcar operations which may reduce our margins during the quarter. Despite the near-term headwind, we expect an annual operating margin of between 15% and 17% for Rail Group.

In our Inland Barge Group, we expect annual revenues of between $555 million and $580 million in 2013 with an operating margin in the range of 14% to 16%. As a reminder, the hopper barges currently in the backlog have lower margins than the hopper barges delivered in 2012, somewhat offsetting the strong fundamentals we are seeing in the tank barge market.

In the Energy Equipment Group, we now expect 2013 revenues of between $580 million and $600 million and an operating margin of between 8.5% and 10.5%. This improved guidance is the result of strong demand in our tank containers business, and an uptick in demand for structural wind towers as a result of the recently clarified federal guidelines for receiving the Production Tax Credit. The new tax credit provides the industry with much needed visibility and the opportunity to advance new projects.

In the Construction Products Group, we expect annual revenues of between $515 million and $540 million in 2013 and an operating margin of between 9.5% and 11.5%. As a reminder, seasonality is a factor in this business segment's results. The second and third quarters are usually the high points of the construction season. Our 2013 guidance reflects the recent acquisition of lightweight aggregates from TXI.

In the Leasing Group, we expect 2013 revenues from railcar leasing and management operations of between $560 million and $580 million with an operating profit of between $250 million and $275 million. This portion of the leasing guidance excludes potential revenue and profit from sales of railcars from the lease fleet. We now anticipate revenue and deferred profit eliminations from new railcar additions to the lease fleet will be between $800 million and $850 million of revenue and between $135 million and $160 million of operating profit. An important element of our overall strategy is to reduce the cyclicality of Trinity's earnings and increase shareholder return on invested capital. Deferring profits now to achieve a premium stream of long-term, sustainable earnings is a component of this strategy.

Our annual guidance also includes $20 million to $25 million of operating profit from railcar sales from the lease fleet. Secondary market conditions for sales of leased railcars remain attractive at this time. The exact timing of future transactions is difficult to predict, and we will update you on our activities throughout the year. As a result of higher new railcar additions to the lease fleet, we now plan to make a net investment in the lease fleet of approximately $530 million to $580 million in 2013, after taking into account the expected level of railcar sales.

The ramp up in employment due to increased volumes in our businesses has caused our SE&A expense to increase. Contributing to the first quarter increase in SE&A were certain legal and consulting costs, as well as higher compensation accruals due to better financial performance and expectations. For the full-year, we expect SE&A to be between 6.5% and 7.5% of revenues. This level of SE&A is incorporated in the annual business segment guidance I have provided.

Full-year manufacturing and corporate capital expenditures for 2013 are expected to be between $160 million and $190 million. We expect Corporate expenses to be in the range of $65 million to $70 million for the year, and we expect a tax rate of 36% to 38% during the remainder of the year.

Our guidance uses a full-year weighted average share count of 77 million shares for purposes of calculating fully diluted EPS. As a reminder, we are required to report EPS using the two class method of accounting, the result from which is estimated to reduce EPS attributable to Trinity by approximately 12 cents per share for the full year 2013, compared to calculating Trinity's EPS directly from the face of the income statement. This is included in our EPS guidance.

Our results during 2013 will be influenced by multiple factors, including: the amount of operating leverage and efficiencies that our manufacturing businesses can achieve; the level of sales and profitability of railcars; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on our businesses.

In summary, our employees are diligently meeting the many opportunities and challenges presented to them. In 2013, we expect to improve profitability and deliver strong year-over-year earnings per share growth of 19% to 27%, while total net revenues increase at a more moderate pace. This is a direct result of the hard work of our employees to achieve operating leverage and efficiencies from our long production runs. We are very pleased with our first quarter results and look forward to building on the quarter's performance during the rest of this year.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --